Exhibit 10.43

CONFIDENTIAL AND PROPRIETARY

APOLLO MANAGEMENT HOLDINGS, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019

July 3, 2018 (effective as of January 1, 2018)

Scott Kleinman
Apollo Management Holdings, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019

Re: Salary, Bonus. and Other Terms

Dear Mr. Kleinman:

This letter sets forth your entitlement to compensation from Apollo Management Holdings, L.P. (the “Company”) during your period of employment with the Company commencing January 1, 2018. Capitalized terms used but not defined in this letter shall have the meanings provided in the limited partnership agreement of Apollo Advisors IX, L.P. (“Advisors IX”) (as in effect from time to time, the “LPA”) or the Advisors IX Award Letter.
Monthly Salary
During your employment with Apollo Global Management, LLC (“AGM”) or an Affiliate thereof, you will be entitled to a salary from the Company in a monthly amount of $100,000, to be paid in cash in accordance with standard payroll practices.
Annual Bonus
You shall be entitled to receive a non-discretionary bonus from the Company during each year equal to the amount by which $3,300,000 exceeds the sum of any distributions received by you from the AGM Incentive Pool, L.P. or a successor with respect to such year; provided, however, that for calendar year 2018 the sum of such non-discretionary bonus and any distributions to be received by you from the AGM Incentive Pool, L.P. or a successor shall be prorated from April 1, 2018. The cash portion of any such bonus shall be paid at the same time cash bonuses are paid to AGM employees generally , but in any event not later than January 31 of the year following the year to which it relates. A portion of any such bonus shall be paid in the form of AGM restricted share units (“RSUs”) or restricted shares or the equity (or awards relating to the equity) of another entity approved by the Co-President with responsibility for opportunistic businesses (your “Equity Component”) in accordance with AGM’s broad-based incentive program, which awards shall vest in equal annual installments on December 31 of each of the first three years following the year to which the award relates (with shares underlying RSUs issued by March 15 of the following year), provided your service with AGM and its Affiliates has not terminated prior to the vesting date. Such bonus shall accrue ratably on a monthly basis, with the noncash portion of the bonus subject to the

Scott Kleinman
July 3, 2018 (effective as of January 1, 2018)

above-mentioned vesting terms. For purposes of determining the portion of such bonus that will constitute your Equity Component under the incentive program for services provided in a given calendar year, your aggregate annual compensation (as well as any amounts received by you as distributions from the AGM Incentive Pool, L.P. or a successor) taken into account under the incentive program shall be reduced, dollar-for-dollar (but not below zero), by the amount due to be contributed in cash by you in such calendar year pursuant to one or more capital demand notices in satisfaction of your required capital commitment to Apollo Co-Investors VIII (A), L.P. or Apollo Co-Investors IX (A), L.P., provided such amounts have in fact been contributed by you or credited as having been satisfied by you (your “Reference Amount”). Each year, the schedule used to calculate your Equity Component shall be the same schedule as in effect under AGM’s broad-based incentive program for services provided in calendar year 2017, as shown below, unless Apollo elects, for services provided in a given calendar year, to pay a greater percentage of your Reference Amount currently and in cash:

•	15% of annual compensation from $0 to $500,000;

•	25% of annual compensation from in excess of $500,000 to $1,000,000;

•	35% of annual compensation from in excess of $1,000,000 to $2,000,000;

•	40% of annual compensation from in excess of $2,000,000 to $3,000,000; and

•	50% of annual compensation in excess of $3,000,000.

The RSU Award Agreement used under the incentive program shall be substantially in the form used for incentive program RSU Award grants that relate to services provided in calendar year 2017, and the form of restricted share award agreement under the incentive program shall be substantially in the form set forth as Annex A to your Award Letter issued under the LPA (provided that incentive program equity awards shall (i) not provide for additional vesting upon a termination of employment or service except by reason of death or Disability and (ii) be subject to AGM’s share ownership policy as in effect from time to time). Vested RSUs and vested restricted shares shall not be subject to forfeiture except in the limited circumstances provided in the third paragraph (beginning “You agree and acknowledge that…”) of Annex D of your Advisors IX Award Letter.
Withholding
All bonus and salary payments to you will be subject to withholding in accordance with applicable law, and will be paid to you net of such withholding amounts.
Effect of Termination
If you cease to perform services on a full-time basis for AGM or its Affiliated fund management entities as of a date other than December 31 for any reason (including death, disability, termination with or without cause or resignation), your salary and bonus shall be prorated to the last day of your full-time association (with the amount of the bonus subject to the broad-based incentive program, and therefore to immediate forfeiture upon termination, calculated based on capital demand notices due and paid on or prior to your termination date); provided, however, that you shall not receive a prorated bonus if your termination is in connection with a “Bad Act” or “Designated Act” (as defined in Annex C and Annex D, respectively, of your Advisors IX Award

Scott Kleinman
July 3, 2018 (effective as of January 1, 2018)

Letter) or in circumstances in which you could have been terminated for Cause (as defined in the AGM 2007 Omnibus Equity Incentive Plan).
Advisors IX Coordination
We confirm that your salary and bonus entitlements set forth in this letter do not include, and this agreement does not affect in any way, your share of any carried interest that you are entitled to receive from the general partner of Apollo Investment Fund IX, L.P. or any predecessor fund.
Expense Policies
During your employment with the Company or an Affiliate thereof, you will be subject to the same AGM expense policy that applies to members of the Executive Committee rather than the expense policy that applies to other employees of the Company.
Miscellaneous
This agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws rules thereof. Any dispute, controversy, suit, action or proceeding arising out of or relating to this agreement, other than injunctive relief to enforce the Restrictive Covenants set forth in Annex D of your Advisors IX Award Letter, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York in accordance with, and pursuant to, the Employment Arbitration Rules and Procedures of JAMS (“JAMS”). The arbitration shall be conducted on a strictly confidential basis, and none of the parties shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS administrative fees, the arbitrator’s fee and expenses. If neither party is so determined, such fees shall be shared. Each party shall be responsible for such party’s attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT OF EACH PARTY IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES

Scott Kleinman
July 3, 2018 (effective as of January 1, 2018)

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
This agreement may not be modified, amended or waived unless in a writing signed by you and the Company. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of its general counsel at his principal office location, with a copy to AGM’s Senior Partner, Global Head of Human Capital, or to you at your principal office location or home address most recently on file with the Company, such notice to be deemed effective on the earlier of receipt or the scheduled date of delivery if sent via overnight mail with a nationally recognized courier. This agreement may not be assigned by you. This agreement may be executed through the use of separate signature pages or in multiple counterparts, including via facsimile or PDF, with the same effect as if the parties executing such counterparts had executed one counterpart. No provision of this agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision. This letter supersedes and replaces all prior agreements and understandings regarding its subject matter, including, without limitation, your letter with Apollo Management, L.P., regarding your salary, bonus and other terms dated as of January 1, 2014, except that it does not supersede or replace your letter agreement effective as of January 1, 2018 relating to your Co-President role and RSU award.

Scott Kleinman
July 3, 2018 (effective as of January 1, 2018)

Kindly confirm your acceptance of the terms set forth in this agreement by signing a copy of this letter as indicated below.
Very truly yours,

/s/ Lisa Bernstein

Lisa Bernstein
Vice President and Senior Partner, Global Head of Human Capital and Administration
Apollo Management Holdings GP, LLC, the general partner of
Apollo Management Holdings, L.P.

Confirmed:

/s/ Scott Kleinman
Scott Kleinman